EXHIBIT 99.3


                        CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES AND RIGHTS

                                     OF

                                  SERIES A
                       7% CONVERTIBLE PREFERRED STOCK

                                     OF

                 NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

           Pursuant to Section 151 of the General Corporation Law
                          of the State of Delaware

     National Medical Health Card Systems, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, par value $0.10 per share, designated as Series A Convertible Preferred Stock:

     RESOLVED, that a series of authorized Preferred Stock, par value $0.10 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          SECTION 1. Designation and Amount.

          The shares of such series shall be designated as the "Series A 7% Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 6,956,522 shares of Series A Preferred Stock.

          SECTION 2. Rank.

          The Series A Preferred Stock shall, with respect to payment of dividends, distributions, redemption payments and rights upon any Liquidation of the Corporation, rank (i) senior to all Junior Securities,
(ii) on a parity with all Parity Securities and (iii) junior to all Senior Securities.

          SECTION 3. Dividends and Distributions.

          (a) Payment and Accrual of Dividends.

               (i) From (and including) the Issuance Date until the fifth anniversary of such date, the holders of the issued and outstanding shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of profits, surplus or other funds of the Corporation legally available therefor, a cumulative dividend on each share of Series A Preferred Stock at the rate of 7% per annum on the Accrued Value thereof. Such dividends shall be fully cumulative and accumulate and accrue on a daily basis (computed on the basis of actual number of days elapsed in a year of 365 or 366 days, as the case may be) and compound and be payable in cash quarterly in arrears on the Dividend Payment Dates at the rate indicated above and in the manner set forth herein (whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends).

               (ii) From (and including) the fifth anniversary of the Issuance Date, the holders of the issued and outstanding shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of profits, surplus or other funds of the Corporation legally available therefor, a cumulative dividend on each share of Series A Preferred Stock at the rate of 3.5% per annum on the Accrued Value thereof. Such dividends shall be fully cumulative and accumulate and accrue on a daily basis (computed on the basis of actual number of days elapsed in a year of 365 or 366 days, as the case may be) and compound and be payable in cash quarterly in arrears on the Dividend Payment Dates at the rate indicated above and in the manner set forth herein (whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends). For avoidance of doubt, pursuant to clauses (i) and (ii) of this Section 3(a), dividends shall accumulate and accrue, but not compound, on a daily basis, and dividends shall compound quarterly and be added to Accrued Value on a Dividend Payment Date only if such dividends have not been paid on such Dividend Payment Date.

               (iii) Each such dividend shall be payable on the applicable Dividend Payment Date to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock ledger of the Corporation at the close of business on the day immediately preceding such Dividend Payment Date. Notwithstanding the foregoing, the Corporation shall not pay any dividend on the Series A Preferred Stock
     (A) during the period that a Default or Event of Default (as such terms are defined in the Loan Agreement, as amended from time to time) shall have occurred and be continuing under the Loan Agreement, as amended from time to time, (B) if the payment of any such dividend would result in an Event of Termination (as defined in the Receivables Purchase Agreement, as amended from time to time), (C) if the payment of any such dividend would result in a Group-Wide Event of Termination (as defined in the Receivables Purchase Agreement, as amended from time to time) or (D) if the payment of any such dividend would result in a Servicer Termination Event (as defined in the Receivables Purchase Agreement, as amended from time to time). Any dividend that is not otherwise paid in cash on the applicable Dividend Payment Date (whether due to the Corporation's inability to pay such dividend in cash or as a result of the prohibitions of any of clauses (A) through
     (D) of this Section 3(a)(iii) or otherwise) shall automatically, and without any action on the part of the Corporation, accrue and compound and be added to the Accrued Value on such Dividend Payment Date. Once such dividends have been added to the Accrued Value, dividends shall accrue and accumulate thereon in accordance with clause (i) or (ii) of this Section 3(a), as applicable, until such time, if any, as such dividends, together with all accrued and unpaid dividends thereon, are subsequently paid in cash by the Corporation (at which time such dividends, to the extent paid as aforesaid, shall be deducted from the Accrued Value). Dividends shall cease to accrue and accumulate in respect of the Series A Preferred Stock on the Optional Redemption Date, the Redemption Date or the Conversion Date for such shares as the case may be, unless (1) in the case of the Optional Redemption Date or the Redemption Date, the Corporation fails to pay any amount necessary for such redemption (including any accrued but unpaid dividends required to be paid at such time) when due in accordance with Section 4(c) or Section 5(c) hereof, as applicable, or, (2) in the case of a Conversion Date, the Corporation fails to deliver certificates representing the Common Stock or other assets or securities issuable upon such conversion within three Business Days of the Conversion Date; in the case of either clause (1) or (2) above, dividends shall continue to accumulate and accrue from the Redemption Date or the Conversion Date, as the case may be, at the rate indicated above, or from the Optional Redemption Date as set forth in Section 4(f), until such payment (and payment of such additional dividends) and/or delivery (and delivery of such additional shares or money owed by reason of the continued accumulation and accrual of dividends) is made. Any holder may request in writing that the Corporation pay any dividend or all dividends authorized with respect to any or all Dividend Payment Dates by means of wire transfer to an account specified by the holder in such notice. Such notice shall not apply to a Dividend Payment Date if received less than five days prior thereto.

               (iv) All dividend payments paid (or accrued) with respect to shares of Series A Preferred Stock shall be paid pro rata (or accrued pro rata for the benefit of the holders entitled thereto), based on the number of shares of Series A Preferred Stock owned by each such holder.

          (b) Restricted Payments.

               (i) Junior Securities. So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, directly or indirectly (whether by any Person, directly or indirectly, controlled by the Corporation or otherwise), unless (A) all unpaid dividends on the Series A Preferred Stock for all prior Dividend Periods shall have been paid in full, (B) sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to any Parity Securities and (C) all Redemption Obligations have been fully discharged, (1) declare, pay or set apart for payment any dividend or other distribution on any Junior Securities or purchase, redeem or otherwise acquire any Junior Securities, (2) make any payment on account of, or set apart for payment money for, a sinking or other similar fund for the purchase, redemption or other retirement of any Junior Securities, or (3) make any distribution in respect of the Junior Securities, either directly or indirectly, and whether in cash, obligations of the Corporation, Common Stock, Convertible Securities or other property; other than, subject to Sections 7(b) and 8(f) hereof, to the extent applicable, distributions or dividends on Junior Securities which are payable solely in additional shares of Junior Securities.

               (ii) Parity Securities.

                  (1) Except as provided in Section 3(b)(ii)(2) below, no dividends shall be paid or authorized and set apart for payment on any Parity Securities for any period unless (A) the Corporation has paid or authorized and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Series A Preferred Stock all unpaid dividends for all Dividend Periods terminating on or prior to the date of payment of such dividends, (B) sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to any Parity Securities and (C) all Redemption Obligations have been fully discharged. Except as provided in Section 3(b)(ii)(2) below, no dividends paid in cash shall be paid or authorized and set apart for payment on the Series A Preferred Stock for any period unless the Corporation has paid or authorized and set apart for payment, or contemporaneously pays or declares and sets apart for such payment, on any Parity Securities all accrued and unpaid dividends for all dividend periods terminating on or prior to the date of payment of such dividends.

                  (2) If at any time the Corporation has failed to pay any unpaid dividends on any shares of Series A Preferred Stock on any Dividend Payment Date or on any Parity Securities on a stated payment date, as the case may be, the Corporation shall not, directly or indirectly (whether by any Person, directly or indirectly, controlled by the Corporation or otherwise), purchase any shares of the Series A Preferred Stock or Parity Securities (except for a consideration payable solely in shares of Junior Securities) or redeem fewer than all of the shares of the Series A Preferred Stock and Parity Securities then outstanding except for (x) the repurchase or redemption of shares of the Series A Preferred Stock made pro rata among the holders of the shares of the Series A Preferred Stock then outstanding, (y) the repurchase or redemption made pro rata with respect to all shares of the Series A Preferred Stock and Parity Securities then outstanding so that the amounts repurchased or redeemed shall in all cases bear to each other the same ratio that, at the time of the repurchase or redemption, the aggregate of the then applicable Liquidation Preference of all of the Series A Preferred Stock and the aggregate of the then applicable liquidation preference of all of the other Parity Securities then outstanding, respectively, bear to each other or (z) pursuant to Section 4 below.

                  (3) Unless and until all unpaid dividends on shares of the Series A Preferred Stock and any Parity Securities at the time outstanding have been paid in full, all dividends paid by the Corporation upon shares of the Series A Preferred Stock or Parity Securities shall be authorized pro rata with respect to all shares of the Series A Preferred Stock and Parity Securities then outstanding, so that the amounts of any dividends authorized on shares of the Series A Preferred Stock and on the Parity Securities shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends in respect of prior Dividend Periods on shares of the Series A Preferred Stock and prior dividend periods on other Parity Securities, respectively, bear to each other.

          SECTION 4.  Redemption at The Option of the holder.

          (a) No holder of shares of Series A Preferred Stock shall have any right to require the Corporation to redeem any shares of Series A Preferred Stock prior to the date that is the tenth anniversary of the Issuance Date. Thereafter, at any time on or following the date that is the tenth anniversary of the Issuance Date, each holder of shares of Series A Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all or any portion of the shares of Series A Preferred Stock owned by such holder at the Optional Redemption Price for each share of Series A Preferred Stock to be redeemed.

          (b) The holder of any shares of Series A Preferred Stock may exercise its right to require the Corporation to redeem such shares by surrendering to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose (provided that the Corporation shall at all times maintain an office or agency in the City of New York or in Nassau County, New York for such purposes) a certificate or certificates, duly endorsed, representing the shares of Series A Preferred Stock to be redeemed, accompanied by a written notice stating (i) the number of shares of Series A Preferred Stock to be redeemed, (ii) the date (the "Optional Redemption Date") upon which such holder elects such redemption to take place, which shall be no earlier than ten (10) Business Days from the date of surrender of such certificates and
(iii) the account for delivery of the Optional Redemption Price.

          (c) The Corporation shall, on the Optional Redemption Date, pay to the holder of the shares being redeemed the Optional Redemption Price for each such share of Series A Preferred Stock. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder. In the event that less than all of the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be promptly issued to the holder thereof without cost to such holder.

          (d) Subject to Section 4(e), such redemption right shall be deemed to have been exercised (as contemplated in Section 4(b)) at the close of business on the Optional Redemption Date and the shares so redeemed shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease, and the rights of the holder thereof shall cease, at the close of business on the Optional Redemption Date; provided, however, that nothing in this sentence shall relieve the Corporation of its obligation to deliver the Optional Redemption Price to the person or persons entitled thereto pursuant to Section 4.

          (e) In the event that the Optional Redemption Price for each share of Series A Preferred Stock being redeemed is not paid on the Optional Redemption Date in accordance with Section 4(c) hereof, then, in addition to any other rights that may otherwise be available to holders of shares of Series A Preferred Stock pursuant to this Certificate of Designations or the Certificate of Incorporation, and notwithstanding
Section 4(d) or any provision of this Certificate of Designations or the Certificate of Incorporation to the contrary, (1) all shares of the Series A Preferred Stock redeemed pursuant to Section 4(d) shall be reissued or returned (as applicable) to all holders who exercised their option to redeem such shares, and the right to receive dividends thereon and all other rights of the holder thereof shall be deemed to have continued as if such redemption had not occurred and (2) if the holders of shares of Series A Preferred Stock do not have the right pursuant to Section 7(d) hereof, to elect at least a majority of the directors on the Board of Directors, then the total number of directors of the Corporation shall be increased by such number of directors, if any, as will be required to enable the holders of shares of Series A Preferred Stock to elect a majority of the directors on the Board of Directors (the "Default Number"), and the holders of shares of Series A Preferred Stock then outstanding, voting together as a single class, shall by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock voting thereon, be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, to the Board of Directors the Default Number of directors (the "Redemption Default Directors") (which directors shall be in addition to, and not in lieu of, any directors such holders may otherwise be entitled to elect pursuant to the terms of this Certificate of Designations and the Certificate of Incorporation and which directors shall each be required to satisfy any applicable qualifications existing under applicable law and any applicable rules of any self regulatory organization that are binding on the Corporation and shall be entitled to all rights of voting and participation as are directors of the Corporation generally). At any time during which the holders of shares of Series A Preferred Stock are entitled to elect Redemption Default Directors, in the event the Corporation pays in cash the aggregate Optional Redemption Price owed by it pursuant to Section 4, then the terms of any Redemption Default Director then in office shall terminate as of the time such payment is made, and the total number of directors of the Corporation shall decrease by the number of Redemption Default Directors then in office whose term shall have terminated and the holders of shares of Series A Preferred Stock shall cease to have any rights hereunder to elect Redemption Default Directors, in each case, unless and until one or more of the conditions specified above shall recur.

          (f) Failure to Discharge a Redemption Obligation. If the Corporation does not have sufficient funds or capital and surplus legally available to discharge any Redemption Obligation (or is otherwise prohibited from affecting such redemption), the Corporation shall take all actions required or permitted under the DGCL to permit such redemption of the Series A Preferred Stock, and the Corporation shall redeem as many shares of the Series A Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by the holders from which shares are being redeemed, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of the Series A Preferred Stock as it legally may redeem until it has fully discharged all Redemption Obligations. Shares of the Series A Preferred Stock not redeemed as required pursuant to any Redemption Obligation shall accrue dividends at a rate equal to 10% per annum of the Accrued Value, accruing and compounding in the manner set forth in Section 3(a) hereof from the Optional Redemption Date, until such shares are redeemed by the Corporation in accordance with this Section 4 and all references herein to payment of the Optional Redemption Price shall be deemed to include a reference to such accrued dividends.

          (g) Other Purchases. Nothing contained in this Certificate of Designations shall limit any legal right of the Corporation or any of its Subsidiaries or Affiliates to purchase or otherwise acquire any shares of Series A Preferred Stock, at any price and upon any terms, in a negotiated transaction with a holder thereof.

          SECTION 5. REDEMPTION AT THE OPTION OF THE CORPORATION.

          (a) Except as provided in this Section 5(a) and Section 5(b), shares of the Series A Preferred Stock shall not be redeemable at the election of the Corporation. From and after the date that is the fourth anniversary of the Issuance Date, the Corporation, at its option, may redeem within 45 days after a 225% Date any or all of the outstanding shares of Series A Preferred Stock, in the sole discretion of the Corporation (which redemption has been authorized by the Required Vote of the Independent Directors), to the extent it has funds legally available therefor, at a redemption price in cash equal to 100% of the Carrying Value, at the redemption date, of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated on the Accrued Value pursuant to Section 3(a)(i) or (3)(a)(ii), as applicable, whether or not declared (and not previously included in Carrying Value), to the redemption date (any such date, a "Four Year Redemption Date"). No redemption shall be permitted pursuant to this Section 5(a) at any time during which the Common Stock is not either listed on the New York Stock Exchange (the "NYSE") or traded on the National Association of Securities Dealers, Inc. National Market System ("NASDAQ"). A "225% Date" shall mean any date as of which the Closing Price of the Common Stock has equaled or exceeded 225% of the Conversion Price then in effect for at least 30 consecutive Trading Days immediately preceding such date and on such date; provided that such 30 day period cannot begin prior to the fourth anniversary of the Issuance Date.

          (b) From and after the date that is the seventh anniversary of the Issuance Date, the Corporation, at its option, may redeem any or all of the outstanding shares of Series A Preferred Stock, in the sole discretion of the Corporation (which redemption has been authorized by the Required Vote of the Independent Directors), to the extent it has funds legally available therefor, at a redemption price in cash equal to 100% of the Accrued Value, at the redemption date, of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated on the Accrued Value pursuant to Section 3(a)(i) or (3)(a)(ii), as applicable, whether or not declared (and not previously included in Accrued Value), to the redemption date (any such date, a "Seven Year Redemption Date;" each of the Four Year Redemption Date and the Seven Year Redemption Date sometimes being referred to herein as the "Redemption Date").

          (c) Not less than 15 days nor more than 45 days (such date as fixed by the Board of Directors of the Corporation is referred to herein as the "Redemption Record Date") prior to the date fixed for any redemption of shares of the Series A Preferred Stock pursuant to this Section 5, a notice specifying the Redemption Date and the time and place of the redemption and the number of shares to be redeemed shall be given by overnight courier or by certified mail return receipt requested, to the holders of record on the Redemption Record Date of the shares of the Series A Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption (provided that the Corporation shall at all times maintain an office or agency in the City of New York or in Nassau County, New York for such purposes). Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon either (i) the Carrying Value, at the Four Year Redemption Date, of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated on the Accrued Value pursuant to Section 3(a)(i) or (3)(a)(ii), as applicable, whether or not declared (and not previously included in Carrying Value), to the Four Year Redemption Date or
(ii) the Accrued Value at the Seven Year Redemption Date, of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated on the Accrued Value pursuant to Section 3(a)(i) or (3)(a)(ii), as applicable, whether or not declared (and not previously included in Accrued Value), to the Seven Year Redemption Date, as applicable, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (d) If a notice of redemption has been given pursuant to this
Section 5 and, on or before the Redemption Date, the funds necessary for such redemption (including all dividends on the shares of Series A Preferred Stock to be redeemed, including accrued and unpaid dividends thereon, that will accrue to the Redemption Date) shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares of Series A Preferred Stock have not been surrendered for cancellation, on the Redemption Date dividends shall cease to accrue on the shares of the Series A Preferred Stock to be redeemed and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in subsection (e) of this Section 5 and Section 8 below and the right to receive the monies payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares of Series A Preferred Stock represented thereby shall no longer be outstanding. Subject to applicable escheat laws, any monies so set aside by the Corporation and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

          (e) If a notice of redemption has been given pursuant to this
Section 5 and any holder of shares of Series A Preferred Stock shall, prior to the close of business on the business day immediately preceding the Redemption Date, give written notice to the Corporation pursuant to Section 8 below of the conversion of any or all of the shares to be redeemed held by the holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 8 below, whereupon any funds deposited by the Corporation for the redemption of such shares shall immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.

          (f) In every case of redemption of fewer than all of the outstanding shares of the Series A Preferred Stock pursuant to this Section 5, the shares to be redeemed shall be selected pro rata among all holders of Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock owned by each such holder, provided that only whole shares shall be selected for redemption.

          SECTION 6. Liquidation; Change of Control.

          (a) In the event the Corporation shall (i) commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, (ii) consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, (iii) make an assignment for the benefit of its creditors, (iv) admit in writing its inability to pay its debts generally as they become due, (v) have a court of competent jurisdiction enter an order or decree which has not been withdrawn, dismissed or reversed that is for relief against the Corporation in an involuntary case under such law or to appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, and any such order or decree remains unstayed and in effect for 60 consecutive days, or (vi) otherwise liquidate, dissolve or wind up (any such event, a "Liquidation"), each holder of shares of the Series A Preferred Stock shall be entitled to receive the Liquidation Preference per share.

          (b) In the event of any Liquidation of the Corporation, holders of shares of Series A Preferred Stock (i) shall not be entitled to receive the Liquidation Preference of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any Senior Securities, plus accrued and unpaid dividends thereon, if any, whether or not declared, to the payment date shall have been paid in full and (ii) shall be entitled to receive the Liquidation Preference of the shares held by them, in preference to and in priority over any distributions upon any Junior Securities. Upon payment in full of the Liquidation Preference to which the holders of shares of the Series A Preferred Stock are entitled, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of shares of the Series A Preferred Stock and the liquidation preference payable to the holders of any Parity Securities, the holders of all such shares shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

          (c) For the purposes of this Section 6, neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity, shall be deemed to be a Liquidation of the Corporation, unless (i) such sale, consolidation or merger shall be in connection with a plan of Liquidation of the Corporation (in which event the holders of shares of the Series A Preferred Stock shall be entitled to receive the Liquidation Preference per share held by them) or (ii) a Change of Control (as defined below) of the Corporation shall occur (in which case, the holders of shares of the Series A Preferred Stock shall if they so request in writing, subject to the third and fourth sentence of this Section 6(c), be entitled to receive for each share of Series A Preferred Stock the Carrying Value, at the payment date, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated on the Accrued Value pursuant to Section 3(a)(i) or
(3)(a)(ii), as applicable, whether or not declared (and not previously included in Carrying Value), to the payment date). In the event of a Change of Control, the Corporation shall, not less than 30 days nor more than 60 days prior thereto, by overnight courier or certified mail return receipt requested, give notice thereof to the holders of the Series A Preferred Stock at their addresses as they appear on the books of the Corporation (which notice shall specify that the holders who desire to convert their shares must satisfy the requirements for conversion contained in Section 8 hereof and shall set forth the Conversion Price). Any holder of shares of Series A Preferred Stock who so wishes shall within 10 days of receipt of such notice give written notice to the Corporation that such holder wishes to receive the Carrying Value, at the payment date, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated on the Accrued Value pursuant to Section 3(a)(i) or (3)(a)(ii), as applicable, whether or not declared (and not previously included in Carrying Value), to the payment date for any or all shares of Series A Preferred Stock held by such holder. The Corporation shall not consummate a Change of Control without adequately assuring the holders of shares of the Series A Preferred Stock the right to receive the amounts such holders are entitled to pursuant to this Section 6(c) as of such date in accordance with applicable law.

          (d) A "Change of Control", with respect to the Corporation, means the occurrence of any of the following:

               (i) the acquisition by any Person or group of Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (other than by (x) the Corporation or a Subsidiary of the Corporation or (y) the holders of the Series A Preferred Stock or their respective Affiliates) of 50% or more of either (1) the then outstanding shares of Common Stock of the Corporation (the "Outstanding Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors of the Corporation (the "Outstanding Voting Securities"); provided, however, that any acquisition by any Person pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (iii) of this definition shall not be a Change of Control;

               (ii) individuals who, as of the Issuance Date, constitute the Board of Directors or other similar governing body of the Corporation (the "Incumbent Board") (it being understood that any Designated Directors are members of the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors or other similar governing body of the Corporation; provided, however, that any individual becoming a director, or having similar management supervisory functions (for purposes of this definition, a "director") subsequent to the date hereof or date of such meeting whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board of the Corporation; or

               (iii) consummation of a Business Combination unless, following such Business Combination,

                  (1) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities of the Corporation immediately prior to such Business Combination Beneficially Own, directly or indirectly, a majority or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business Combination (including a Person which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more Subsidiaries) (such resulting Person, a "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities of the Corporation, as the case may be,

                  (2) no Person or group of Persons or their Affiliates (excluding any Resulting Corporation and any holder of shares of Series A Preferred Stock or Affiliate thereof) Beneficially Owns, directly or indirectly, a majority or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors of the Resulting Corporation, and

                  (3) at least a majority of the members of the board of directors or other similar governing body of the Resulting Corporation were members of the Incumbent Board or were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board or other similar governing body, providing for such Business Combination.

          SECTION 7. Voting Rights.

          (a) General. Each share of Series A Preferred Stock shall entitle the holder thereof to notice of, to attend and to vote at, in person or by proxy, any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock and any other series or class of Voting Securities voting together as a single class with all other shares entitled to vote thereon except in cases where a vote of the holders of the Series A Preferred Stock, voting separately as a class, is required by law or by the Certificate of Incorporation or by this Certificate of Designations. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to 83.64% of the aggregate number of votes that such holder would be entitled to cast had such holder converted such share of Series A Preferred Stock into shares of Common Stock pursuant to Section 8 hereof (without giving effect, for purposes of this Section 7(a) only, to Sections 8(f)(ii), (iii), (iv) and (x)), as of the record or other applicable date for determining the stockholders of the Corporation eligible to vote on any such matters.

          (b) Voting With Respect to Certain Matters. For so long as any shares of Series A Preferred Stock are outstanding, in addition to any vote or consent of stockholders required by applicable law or by the Certificate of Incorporation, the Corporation shall not effect or validate, without the affirmative vote, given in person or by proxy at any meeting called for such purpose, or written consent, of the holders of at least a majority of the Series A Preferred Stock at any time issued and outstanding, acting as a single class:

               (i) any reclassification of the Series A Preferred Stock or any amendment, alteration or repeal, or any replacement (including as a result of a merger or consolidation involving the Corporation in which a different certificate of incorporation governs the Corporation or the surviving corporation in the merger or otherwise by operation of law), of any provision of the Corporation's Certificate of Incorporation or Bylaws, which adversely affects the dividend or liquidation preferences, voting powers or other rights of the holders of the Series A Preferred Stock; and

               (ii) the declaration, payment or making of any dividend (other than dividends on the Series A Preferred Stock) or other distribution (in cash, property or obligations) in respect of, or any repurchase, redemption or other acquisition of, any of the Corporation's equity securities or any Convertible Securities, or any derivative or similar securities with respect to any of the foregoing.

          (c) In connection with any right to vote as a single class pursuant to Section 7(b), each holder of shares of Series A Preferred Stock shall have one vote for each share held.

          (d) Voting Rights for Directors.

               (i) In addition to any other rights to elect directors which the holders of shares of Series A Preferred Stock may have, from and after the Issuance Date, for as long as (1) the Initial Holders Beneficially Own in the aggregate shares of Common Stock that constitute at least 75% or more of their Initial Beneficial Ownership, the holders of shares of Series A Preferred Stock shall be entitled to nominate and elect, at a meeting of stockholders or by written consent in lieu thereof, such number of directors as shall constitute at least 60% of the members of the Board of Directors of the Corporation, (2) the Initial Holders Beneficially Own in the aggregate shares of Common Stock that constitute at least 65% but less than 75% of their Initial Beneficial Ownership, the holders of shares of Series A Preferred Stock shall be entitled to nominate and elect, at a meeting of stockholders or by written consent in lieu thereof, such number of directors as shall constitute at least 50% of the members of the Board of Directors of the Corporation, (3) the Initial Holders Beneficially Own in the aggregate shares of Common Stock that constitute at least 55% but less than 65% of their Initial Beneficial Ownership, the holders of shares of Series A Preferred Stock shall be entitled to nominate and elect, at a meeting of stockholders or by written consent in lieu thereof, such number of directors as shall constitute at least 40% of the members of the Board of Directors of the Corporation, (4) the Initial Holders Beneficially Own in the aggregate shares of Common Stock that constitute at least 40% but less than 55% of their Initial Beneficial Ownership, the holders of shares of Series A Preferred Stock shall be entitled to nominate and elect, at a meeting of stockholders or by written consent in lieu thereof, such number of directors as shall constitute at least 30% of the members of the Board of Directors of the Corporation, (5) the Initial Holders Beneficially Own in the aggregate shares of Common Stock that constitute at least 25% but less than 40% of their Initial Beneficial Ownership, the holders of shares of Series A Preferred Stock shall be entitled to nominate and elect, at a meeting of stockholders or by written consent in lieu thereof, such number of directors as shall constitute at least 20% of the members of the Board of Directors of the Corporation, or
     (6) the Initial Holders Beneficially Own in the aggregate shares of Common Stock that constitute at least 10% but less than 25% of their Initial Beneficial Ownership, the holders of shares of Series A Preferred Stock shall be entitled to nominate and elect, at a meeting of stockholders or by written consent in lieu thereof, at least one member of the Board of Directors of the Corporation. Unless prohibited by applicable law or by any applicable rules of any self regulatory organization that are binding on the Corporation (and, in such case, only to the extent permitted), for so long as the Initial Holders Beneficially Own in the aggregate shares of Common Stock that constitute at least 10% of their Initial Beneficial Ownership, each committee of the Board of Directors of the Corporation, the board of directors of any Subsidiary of the Corporation and each committee of any such Subsidiary's board of directors shall include a proportionate number of directors nominated and elected by the Designated Directors; provided, however, that the Designated Directors shall in no event constitute a majority of the Nominating Committee.

               (ii) Notwithstanding the provisions of Section 7(d)(i), the remaining members of the Board of Directors who are neither Designated Directors nor officers or employees of the Corporation or its subsidiaries (the "Independent Directors"), shall be nominated by the Nominating Committee and each holder of Series A Preferred Stock shall vote or cause to be voted all of its shares of Series A Preferred Stock in favor of or against any such nominees in the same proportion as the votes cast by or on behalf of the holders of the Voting Securities other than the holders of Series A Preferred Stock in respect of their shares of Series A Preferred Stock.

               (iii) For so long as the Initial Holders Beneficially Own, in the aggregate, shares of Common Stock that constitute either (x) 33% or more of their Initial Beneficial Ownership or (y) 15% or more of the combined voting power of the then outstanding Voting Securities, whichever is lower, the Corporation shall not, and shall not permit any of its Subsidiaries to, without the consent of the majority of the Designated Directors, effect, validate or enter into any agreement with respect to, any of the following:

                  (1) any authorization, issuance or reclassification, of any of the Corporation's equity securities or any Convertible Securities, or any derivative or similar securities with respect to any of the foregoing other than the issuance of (w) Permitted Options,
     (x) shares of Common Stock upon the exercise of Permitted Options, (y) up to 2,175,112 shares of Common Stock upon the exercise of options, warrants and rights outstanding on the Issuance Date and (z) shares of Common Stock used as consideration in any transaction set forth in clause (5)(B) of this Section 7(d)(iii) for which consent of the Designated Directors is not required;

                  (2) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of (or the reclassification of any securities into), securities of the Corporation ranking senior to or on a par with the Series A Preferred Stock with respect to distributions or rights on liquidation, or any security convertible into or exercisable for or otherwise representing the right to acquire any such securities or any derivative or similar securities representing any of the foregoing;

                  (3) any issuance or incurrence of (or agreement to issue or incur, including by way of an acquisition of any entity, or any merger, business combination or similar transaction or as a result of any amendment to any indenture, credit agreement or other similar instrument) Debt, other than any borrowing that does not cause the Corporation to have in excess of $50 million of Debt at any time outstanding and is made pursuant to and in accordance with the terms of (A) the Loan Agreement as in effect on the Issuance Date or (B) any other loan agreement approved by the Board of Directors, which approval shall include a majority of the Designated Directors; provided that (I) such Debt may only be increased to an amount greater than $40 million if, at the time of borrowing, the Corporation certifies to the Board that it reasonably believes that the Corporation will be able to comply for at least the next six months with its covenants under the agreements referred to in Clauses (A) and
     (B) after giving effect to such increase in borrowings and (II) the provisions of Clause (I) shall be similarly applicable to successive borrowings, repayments and reborrowings under such agreements.

                  (4) the liquidation, dissolution, winding up or reorganization of the Corporation;

                  (5) any transaction or series of related transactions involving (A) a Change of Control of the Corporation (without reference to the exceptions in clauses (1), (2) and (3) of paragraph
     (iii) of the definition of such term) or the sale of all or substantially all of the equity or assets of the Corporation, or (B) any acquisition, disposition or other business combination transaction (or series of transactions) involving consideration in an amount greater than $5 million, individually, or $15 million, in the aggregate in any 24 month period (including without limitation, in each case, (x) the purchase price paid or to be paid in connection with such transaction (whether pursuant to lump sum payments, future payments, earn-out payments or combinations thereof, with any potential future payments discounted to present value) and (y) any and all liabilities which are assumed or to be assumed in connection with such transaction);

                  (6) any amendment to the Corporation's Certificate of Incorporation or Bylaws; and

                  (7) the removal or replacement of the Corporation's Chief Executive Officer.

          (e) Election Procedures.

               (i) The right of the holders of Series A Preferred Stock to elect directors as described in Section 7(d)(i) or Section 4(e), as applicable, may be exercised either at a special meeting of the holders of shares of Series A Preferred Stock, called as hereinafter provided in Section 7(e)(ii), at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent of the holders of shares of Series A Preferred Stock acting without a meeting pursuant to Section 228 of the DGCL.

               (ii) The Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the then outstanding shares of Series A Preferred Stock (addressed to the Secretary of the Corporation at the principal office of the Corporation) shall, call a special meeting of the holders of shares of Series A Preferred Stock for the election of the directors to be elected by them as provided in Section 7(d)(i) or Section 4(e), as applicable. Such call shall be made by the Corporation by notice to the holders of record of shares of Series A Preferred Stock by first-class mail, postage prepaid at their respective addresses as they appear in the stock register of the Corporation, and such notice shall be mailed at least 10 days but no more than 20 days before the date of the special meeting. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 5 days after receipt of such written request by the Secretary of the Corporation, then the holders of record of shares of Series A Preferred Stock of at least 10% of the then outstanding shares of Series A Preferred Stock may designate in writing a holder of shares of Series A Preferred Stock to call such meeting at the expense of the Corporation, and such meeting shall be called by such holder upon notice to the holders of record of the Series A Preferred Stock at least 10 days before the date of the special meeting and shall be held at the place designated by such stockholder in such notice. Any holder of shares of Series A Preferred Stock that would be entitled to vote at any such meeting shall have access to the stock register of the Corporation for the purpose of causing a meeting of holders of shares of Series A Preferred Stock to be called pursuant to the provisions of this Section 7(e)(ii).

               (iii) At any meeting held for the purpose of electing directors at which the holders of shares of Series A Preferred Stock shall have the right to elect directors as described in Section 7(d)(i) or Section 4(e), as applicable, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of shares of Series A Preferred Stock shall not prevent the election of directors, if any, other than the directors to be elected by the holders of shares of Series A Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of shares of Series A Preferred Stock, and (y) in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of shares of Series A Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

               (iv) Except as otherwise provided for herein, the term of office of any director nominated and elected by the holders of Series A Preferred Stock pursuant to Section 7(d)(i) or Section 4(e), as applicable (the "Designated Directors"), in office at any time shall terminate upon the election of his or her successor at the annual meeting of stockholders held for the purpose of electing directors.

               (v) Any Designated Directors shall be entitled to all rights of voting and participation as are directors of the Corporation generally. The holders of shares of Series A Preferred Stock shall be entitled exclusively, by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove any Designated Director. Any other provision of this Certificate of Designations or the Certificate of Incorporation or Bylaws of the Corporation notwithstanding, no Designated Director may be removed except in the manner provided for in Section 4(e) or this
     Section 7(e). Vacancies among the Designated Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock cast, voting at a meeting together as a single class, or by a majority of the total number of shares of Series A Preferred Stock then outstanding acting by written consent in lieu thereof. Any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly-elected director shall have replaced would have expired.

               (vi) So long as any Redemption Obligation shall be unsatisfied, other than to increase the size of the Board of Directors in accordance with Section 4(e), the size of the Board of Directors shall not otherwise be increased or decreased without the affirmative vote of at least a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class and to the exclusion of the holders of all other classes of stock of the Corporation.

          SECTION 8. Conversion.

          (a) Any holder of shares of Series A Preferred Stock may, at any time after the Issuance Date, convert any or all shares of Series A Preferred Stock held by such holder, into a number of shares of Common Stock calculated by dividing, for each share of Series A Preferred Stock to be converted, (1) the Accrued Value, at the date upon which the conversion takes place, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated thereon pursuant to Section 3(a)(i) or
(3)(a)(ii), as applicable, whether or not declared (and not previously included in Accrued Value), to the date upon which the conversion takes place by (2) $11.50, subject to adjustment as described in Section 8(f) (the "Conversion Price"). If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

          (b) Conversion Procedures.

               (i) The holder of any shares of Series A Preferred Stock may exercise its right to convert such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose (provided that the Corporation shall at all times maintain an office or agency in the City of New York or in Nassau County, New York for such purposes) a certificate or certificates, duly endorsed, representing the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating (i) the number of shares of Series A Preferred Stock to be converted, (ii) the name or names in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued and (iii) the date (the "Conversion Date") upon which such holder wants such conversion to take place, which shall be no earlier than three Business Days from the date of surrender of such certificates.

               (ii) The Corporation shall, prior to the Conversion Date, issue and deliver to or upon the order of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder). In the event that less than all of the shares of Series A Preferred Stock represented by any certificate are converted, a new certificate representing the unredeemed shares shall be promptly issued to the holder thereof without cost to such holder.

               (iii) Such conversion right with respect to any shares of Series A Preferred Stock shall be deemed to have been exercised on the Conversion Date and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of Common Stock upon such date; provided, however, that nothing in this sentence shall relieve the Corporation of its obligation to deliver to the person or persons entitled to receive the Common Stock issuable upon conversion certificates therefor and to make the payment required by Section 8(c), if applicable.

          (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price of the Common Stock on the Conversion Date and, if the Closing Price is not available on such date, the Fair Market Value on such date.

          (d) If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Series A Preferred Stock not converted. The holder, however, shall pay any such tax that is due because any such shares of the Common Stock or of the Series A Preferred Stock are issued in a name other than the name of the holder.

          (e) The Corporation shall at all times keep reserved out of its authorized but unissued Common Stock, free from Liens and not subject to any preemptive or other similar rights, a sufficient number of shares of Common Stock to permit the conversion of all of the then outstanding shares of Series A Preferred Stock. For the purposes of this Section 8(e), the full number of shares of Common Stock then issuable upon the conversion of all then outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series A Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware and its Certificate of Incorporation, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock at the time outstanding. All shares of Common Stock issued upon conversion of the shares of Series A Preferred Stock shall be issued without charge and shall be validly issued, fully paid, nonassessable and free and clear of (i) any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), restriction (other than restrictions on transfer imposed by federal or state securities laws) or other security interest of any kind or nature whatsoever (collectively, "Liens"), other than any such Liens imposed by the holder to whom such shares are issued or such Person's creditors and
(ii) any preemptive or other similar rights. If a conversion of Series A Preferred Stock is to be made in connection with a Change of Control, Business Combination or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. In connection with any tender or exchange offer for shares of Common Stock, holders of Series A Preferred Stock shall have the right to tender (or submit for exchange) shares of Series A Preferred Stock in such a manner so as to preserve the status of such shares as Series A Preferred Stock until immediately prior to such time as shares of Common Stock are to be purchased (or exchanged) pursuant to such offer, at which time that portion of the shares of Series A Preferred Stock so tendered which is convertible into the number of shares of Common Stock to be purchased (or exchanged) pursuant to such offer shall be deemed converted into the appropriate number of shares of Common Stock. Any shares of Series A Preferred Stock not so converted shall be returned to the holder as Series A Preferred Stock. The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock.

          (f) The Conversion Price shall be subject to adjustment as follows:

               (i) In case the Corporation shall (A) subdivide the outstanding shares of any class of Common Stock into a greater number of shares, including by way of a stock dividend, or (B) combine the outstanding shares of any class of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying the Conversion Price at which the shares of Series A Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the close of business on the record date in the case of a dividend and immediately after the close of business on the effective date in the case of a subdivision or combination.

               (ii) In case the Corporation at any time or from time to time after the Issuance Date shall issue or sell to any Person any Convertible Securities without consideration or for a consideration per share (or having a conversion, exchange or exercise price per share) less than the Conversion Price on the date of issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of the Convertible Securities and (2) the number of additional shares of Common Stock that may be acquired upon conversion, exchange or exercise of such Convertible Securities, and
     (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such Convertible Securities and (2) the number of additional shares of Common Stock which the aggregate offering price of the shares of Common Stock so offered would purchase at the Conversion Price on the date of issuance. Such adjustment shall be made whenever such Convertible Securities are issued or sold, and shall become effective immediately after the close of business on the date of issuance or sale of such Convertible Securities.

               (iii) In case the Corporation shall at any time or from time to time after the Issuance Date purchase, redeem or otherwise acquire any shares of Common Stock (excluding shares of Common Stock acquired pursuant to the tender offer contemplated in the Purchase Agreement) at a price per share greater than the Current Market Price on the date of such event, or in case the Corporation shall purchase, redeem or otherwise acquire Convertible Securities for a consideration per share of Common Stock into which such Convertible Security is exercisable for or convertible or exchangeable into greater than the Current Market Price on the date of such event, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the Current Market Price immediately prior to such event, and (y) the numerator shall be the result of dividing: (1) (x) the product of (aa) the number of shares of Common Stock outstanding and (bb) the Current Market Price immediately prior to such event, minus (y) the aggregate consideration paid by the Corporation in such event (plus, in the case of Convertible Securities, the aggregate additional consideration to be paid to the Corporation upon exercise, conversion or exchange), by (2) the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall be made whenever such Common Stock is, or Convertible Securities are, purchased, redeemed or otherwise acquired, and shall become effective immediately after such purchase, redemption or other acquisition of such securities.

               (iv) In case the Corporation shall at any time or from time to time after the Issuance Date issue or sell any shares of Common Stock at a price per share that is less than the Conversion Price on the date the Corporation commits or agrees to such sale or issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock offered for sale or subject to issuance, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered or issued would purchase at the Conversion Price in effect immediately prior to such issuance or sale. Such adjustment shall be made whenever such Common Stock is issued or sold, and shall become effective immediately after the issuance or sale of such securities; provided, however, that the provisions of this subparagraph shall not apply to shares of Common Stock issued pursuant to a dividend on, or a subdivision or a combination of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to Section 8(f)(i).

               (v) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this Section 8(f)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8(f) shall be made to the nearest cent. Anything in Section 8(f) to the contrary notwithstanding, in no event shall the then current Conversion Price be increased as a result of any calculation made at any time pursuant to Sections 8(f)(ii) through 8(f)(iv).

               (vi) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for the Series A Preferred Stock, if any, a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof (each, a "Conversion Certificate") and promptly thereafter the Corporation shall cause a notice of the adjusted Conversion Price along with a Conversion Certificate to be mailed to each registered holder of shares of Series A Preferred Stock; provided that if there is no transfer agent for the Series A Preferred Stock, then the Corporation shall promptly send a copy of the Conversion Certificate to each holder of record by overnight courier or by certified mail, return receipt requested.

               (vii) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Sections 8(f)(i)-(v)), or in case of any consolidation or merger of the Corporation with or into another Person, or in case of any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the Corporation's assets, on a consolidated basis, in one transaction or a series of related transactions, to any Person (including any group that is deemed to be a Person)(each of the foregoing being referred to as a "Business Combination"), in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock or other securities or property (including cash) with respect to or in exchange for Common Stock, each share of Series A Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Business Combination, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Business Combination by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to the consummation of such Business Combination. In any such case, the Corporation or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction, and the Corporation agrees that it will not be a party to or permit such Business Combination to occur unless such provisions are so made as a part of the terms thereof. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 8(f)(i). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 8 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The provisions of this Section 8(f)(vii) shall similarly apply to successive Business Combinations. The Corporation shall give written notice to the holders of Series A Preferred Stock at least 30 days prior to the date on which any Business Combination or similar transaction effecting the Corporation shall take place.

               (viii) Notwithstanding anything to the contrary herein, the Conversion Price shall not be adjusted pursuant to paragraph (ii) or
     (iv) of this Section 8(f) for the issuance of any Excluded Securities.

               (ix) For the purposes of any adjustment of the Conversion Price pursuant to paragraph (ii) or (iv) of this Section 8(f), the following provisions shall be applicable:

                  (1) In the case of the issuance of Common Stock or Convertible Securities for cash in a public offering or private placement, the aggregate consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                  (2) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, such consideration shall be deemed to be the Fair Market Value thereof.

                  (3) Subparagraph (2) above notwithstanding, in the case of the issuance of shares of Common Stock or Convertible Securities to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock or Convertible Securities, as the case may be.

                  (4) If Common Stock is sold as a unit with other securities, the aggregate consideration received for such Common Stock shall be deemed to be net of the Fair Market Value of such other securities.

                  (5) The aggregate maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent reduction of such number) deliverable upon conversion of or in exchange for, or upon the exercise of, such Convertible Securities and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration received by the Corporation for any such Convertible Securities, plus the minimum amount of consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent increase of consideration), if any, to be received by the Corporation upon the conversion, exercise or exchange of such Convertible Securities.

                  (6) In the case of the issuance of Convertible
     Securities:

                      (A) With respect to any Convertible Securities issued
               after the Issuance Date for which an adjustment to the Conversion Price previously has been made pursuant to
               Section 8(f)(ii), on any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted retroactively to give effect to such increase or decrease;

                      (B) With respect to any Convertible Securities issued
               after the Issuance Date for which an adjustment to the Conversion Price has previously not been made pursuant to
               Section 8(f)(ii), if there is any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, such Convertible Securities shall be treated as if they had been cancelled and reissued and an adjustment to the Conversion Price with respect to such deemed issuance shall be made pursuant to
               Section 8(f)(ii), if applicable;

                      (C) With respect to any Convertible Securities issued
               prior to the Issuance Date, if there is any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, such Convertible Securities shall be treated as if they had been cancelled and reissued and an adjustment to the Conversion Price with respect to such deemed issuance shall be made pursuant to Section 8(f)(ii), if applicable; and

                      (D) No further adjustment of the Conversion Price
               adjusted upon the issuance of any such Convertible
               Securities shall be made as a result of the actual issuance of Common Stock upon the exercise, conversion or exchange of any such Convertible Securities.

               (x) If any event occurs as to which the foregoing provisions of this Section 8(f) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders of Series A Preferred Stock.

          SECTION 9. STATUS OF SHARES.

          All shares of the Series A Preferred Stock that are at any time redeemed pursuant to Sections 4 or 5 or converted pursuant to Section 8 and all shares of the Series A Preferred Stock that are otherwise reacquired by the Corporation shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other classes or series.

          SECTION 10. General Provisions.

          (a) Headings. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

          (b) Enforcement. Any registered holder of shares of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

          (c) Notice of Certain Events. The holders of shares of the Series A Preferred Stock shall be entitled to receive written notice of any Liquidation or Change of Control and shall be given an opportunity to convert their Series A Preferred Stock immediately prior to any such Liquidation or Change of Control in the manner specified above, if so specified, or if not so specified, in such a manner as is reasonably likely to give the holders such an opportunity.

          SECTION 11. Definitions.

          For the purposes of this Certificate of Designations:

          "Accrued Value" means, with respect to a share of Series A Preferred Stock, as at any date, the sum of (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock) (i) the Stated Value plus
(ii) an amount equal to the aggregate of all unpaid dividends which (x) have accrued and accumulated on such share pursuant to Section 3(a)(i) or
(3)(a)(ii), as applicable, whether or not declared, through and including such date and (y) have been added to Accrued Value (and not subsequently deducted) pursuant to Section 3(a)(iii).

          "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

          "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the Issuance Date.

          "Board of Directors" has the meaning set forth in the Preamble above.

          "Business Combination" has the meaning set forth in Section
8(f)(vii).

          "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

          "Certificate of Incorporation" has the meaning set forth in the Preamble above.

          "Carrying Value" means, with respect to a share of Series A Preferred Stock, as at any date, the sum of (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock) (i) the value of such share of Series A Preferred Stock carried on the Corporation's consolidated balance sheet as of such date as prepared in accordance with GAAP plus (ii) an amount equal to the aggregate of all unpaid dividends which (x) have accrued and accumulated on the Accrued Value pursuant to Section 3(a)(i) or
(3)(a)(ii), as applicable (and not previously included in the value of such share of Series A Preferred Stock carried on the Corporation's consolidated balance sheet referred to in clause (i) above), whether or not declared, through and including such date and (y) have been added to Accrued Value (and not subsequently deducted) pursuant to Section 3(a)(iii).

          "Change of Control" has the meaning set forth in Section 6(d).

          "Closing Price" per share of the Common Stock on any day means the last reported per share sale price, regular way, of the Common Stock on such day, or, in case no such sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the Common Stock on such day, in each case on the NASDAQ or, if the Common Stock is not quoted or admitted to trading on NASDAQ, on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading or quoted, or, if the Common Stock is not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of the Common Stock on such day in the over-the-counter market as reported by a generally accepted national quotation service.

          "Common Stock" means the common stock, par value $0.001 per share, of the Corporation.

          "Conversion Certificate" has the meaning set forth in Section
8(f)(vi).

          "Conversion Date" has the meaning set forth in Section 8(b).

          "Conversion Price" has the meaning set forth in Section 8(a).

          "Convertible Securities" shall mean (i) any options or warrants to purchase or other rights to acquire Common Stock, (ii) any securities by their terms convertible into or exchangeable for Common Stock, and (iii) any options or warrants to purchase or other rights to acquire any such convertible or exchangeable securities.

          "Corporation" has the meaning set forth in the Preamble above.

          "Current Market Price" for a given date, with respect to any share of Common Stock, shall mean the average of the Closing Prices of such share (if available, as reported in The Wall Street Journal or other reputable financial news source) for the 20 consecutive Trading Days immediately preceding such date; provided, however, that with respect to options issued pursuant to duly adopted stock option or other plans of the Corporation under which options to purchase stock of the Corporation may be issued to employees or directors of the Corporation or of affiliates under the Corporation's control ("Corporation Option Plans"), each reference to "Current Market Price" in Section 8(f)(iii) shall be deemed to be a reference to the current market price or fair market value of the Common Stock or similar concept, if any, as such term or concept is used in the applicable Corporation Option Plan for determining the fair market value of such stock at the time of grant.

          "Debt" shall mean, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, and without duplication, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services but excluding trade accounts payable; (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person, whether incurred on or prior to the Issuance Date or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;
(vii) every other liability or obligation of such Person but excluding trade accounts payable; and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

          "Default Number" has the meaning set forth in Section 4(e).

          "Designated Director" has the meaning set forth in Section
7(e)(iv).

          "DGCL" has the meaning set forth in the Preamble.

          "Dividend Payment Date" means each of March 31, June 30, September 30 and December 31, except that if such date is not a Business Day then the Dividend Payment Date shall be the next day that is a Business Day.

          "Dividend Period" means each quarterly period from and including a Dividend Payment Date to the next following Dividend Payment Date (but without including such later Dividend Payment Date).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

          "Excluded Securities" means (1) stock options and restricted Common Stock awards issued to employees, consultants, officers or non-employee directors of the Corporation following the Issuance Date pursuant to any stock option, restricted stock, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors and the Compensation Committee of the Board of Directors not to exceed 200,000 in the aggregate for all such issuances, and any shares of Common Stock issuable upon the exercise of such stock options; (2) securities issued upon conversion of the Series A Preferred Stock; (3) securities issuable as dividends or distributions on shares of the Series A Preferred Stock; (4) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Corporation by merger, purchase of substantially all the assets or other reorganization agreement if such issuance is approved by the Board of Directors, which approval shall include a majority of the Designated Directors; (5) up to 2,175,112 shares of Common Stock issuable upon exercise of rights, options and warrants outstanding on the Issuance Date; and (6) shares of Common Stock issuable in accordance with an earn-out provision in connection with an acquisition made by the Corporation prior to the Issuance Date.

          "Fair Market Value" with respect to any securities, assets or property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Independent Directors and acceptable to the holders of a majority of the outstanding shares of Series A Preferred Stock or, at the option of the holders of a majority of the outstanding shares of Series A Preferred Stock, as determined by the Independent Directors of the Corporation in good faith; provided, that, the value of any securities that trade on a national securities exchange or inter-dealer quotation system shall be the Closing Price thereof as of the date such value is determined.

          "Four Year Redemption Date" has the meaning set forth in Section
5(a).

          "GAAP" means United States generally accepted accounting principles.

          "Incumbent Board" has the meaning set forth in Section 6(d)(ii).

          "Independent Directors" has the meaning set forth in Section
7(d)(ii).

          "Initial Beneficial Ownership" shall mean the aggregate number of shares of Common Stock which the holders of shares of Series A Preferred Stock would have been entitled to receive pursuant to Section 8 had all holders of shares of Series A Preferred Stock converted such shares into shares of Common Stock on the Issuance Date (as adjusted for any split, subdivision, combination, recapitalization or similar event from the Issuance Date until the date of determination).

          "Initial Holders" shall mean New Mountain Partners, L.P., New Mountain Affiliated Investors, L.P. and any Person to whom Series A Preferred Stock or shares of Common Stock issued upon conversion of the Series A Preferred Stock are transferred, other than a transfer in a public offering or in a sale pursuant to Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          "Issuance Date" means the Closing Date as such term is defined in the Purchase Agreement.

          "Junior Securities" shall mean the Corporation's Common Stock and all classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock, or which do not specify their rank, with respect to payment of dividends or distributions, or the distribution of assets upon Liquidation. This definition of Junior Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Junior Securities.

          "Liens" has the meaning set forth in Section 8(e).

          "Liquidation" has the meaning set forth in Section 6(a).

          "Liquidation Preference" means the greater of (x) an amount in cash equal to the Accrued Value, at the date such Liquidation Preference is paid, of each share of Series A Preferred Stock, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated on the Accrued Value pursuant to Section 3(a)(i) or (3)(a)(ii), as applicable, whether or not declared (and not previously included in Accrued Value), to and including the date such Liquidation Preference is paid and (y) the amount that would be payable to such holder in the Liquidation in respect of the Common Stock issuable upon conversion of such share of Series A Preferred Stock if all outstanding shares of Series A Preferred Stock were converted into Common Stock immediately prior to the Liquidation in accordance with Section 8.

          "Loan Agreement" means the Loan and Security Agreement, dated as of January 29, 2002, as amended on October 30, 2003, between NMHC Funding, LLC, a Delaware limited liability company, and HFG Healthco-4 LLC, a Delaware limited liability company.

          "NASDAQ" has the meaning set forth in Section 5(a).

          "Nominating Committee" means a committee of the Board of Directors a majority of the members of which is comprised of directors who are not Designated Directors or officers or employees of the Corporation or its Subsidiaries and which committee is empowered to act for the full Board of Directors to nominate individuals for election as Independent Directors.

          "NYSE" has the meaning set forth in Section 5(a).

          "Optional Redemption Date" has the meaning set forth in Section
4(b).

          "Optional Redemption Price" means the Accrued Value, at the Optional Redemption Date, of such share of Series A Preferred Stock, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated thereon pursuant to Section 3(a)(i) or (3)(a)(ii), as applicable, whether or not declared (and not previously included in Accrued Value), to and including the Optional Redemption Date.

          "Outstanding Common Stock" has the meaning set forth in Section
6(d)(i).

          "Outstanding Voting Securities" has the meaning set forth in
Section 6(d)(i).

          "Parity Securities" means each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon Liquidation. This definition of Parity Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Parity Securities.

          "Permitted Options" means options to acquire shares of Common Stock or restricted Common Stock, not to exceed in the aggregate in any fiscal year 2 1/2% of the shares of Common Stock outstanding at the end of the immediately preceding fiscal year (treating the Series A Preferred Stock for this purpose as having been converted into Common Stock), issued after the Issuance Date to employees, consultants, officers or non-employee directors of the Corporation pursuant to any stock option, restricted stock, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors, which approval shall include a majority of the Designated Directors.

          "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

          "Purchase Agreement" means that certain Amended and Restated Preferred Stock Purchase Agreement, dated November 26, 2003, by and among the Corporation and the other Persons that are a party thereto, as amended from time to time; a copy of the Purchase Agreement will be made available without charge to any stockholder of the Corporation upon request.

          "Receivables Purchase Agreement" means the Receivables Purchase and Transfer Agreement, dated as of January 29, 2002, as amended on October 30, 2003, among the Corporation, the other providers named therein and NMHC Funding, LLC, as purchaser.

          "Redemption Date" has the meaning set forth in Section 5(b).

          "Redemption Default Directors" has the meaning set forth in
Section 4(e).

          "Redemption Obligation" means any obligation of the Corporation to redeem shares of Series A Preferred Stock pursuant to Section 4.

          "Redemption Record Date" has the meaning set forth in Section
5(c).

          "Required Vote of the Independent Directors" means the affirmative vote of at least a majority of the Independent Directors then in office.

          "Senior Securities" means each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank senior to the Series A Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon Liquidation. This definition of Senior Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Senior Securities.

          "Series A Preferred Stock" has the meaning set forth in Section
1.

          "Seven Year Redemption Date" has the meaning set forth in Section
5(b).

          "Stated Value" means, with respect to a share of Series A Preferred Stock, $11.50 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

          "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

          "13D Group" shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of voting securities would, assuming ownership of the requisite percentage thereof, be required under
Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D or 13G with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" for purposes of Section 13(g)(3) of the Exchange Act.

          "Trading Day" means a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine Closing Prices for the Common Stock.

          "225% Date" has the meaning set forth in Section 5(a).

          "Voting Securities" mean any class or classes of stock, or securities convertible into or exchangeable for any class of stock, of the Corporation pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series A Preferred Stock to be duly executed this 19th day of March, 2004.


                                       NATIONAL MEDICAL HEALTH CARD
                                         SYSTEMS, INC.



                                       By:    /s/ James J. Bigl
                                          -------------------------------------
                                          Name:  James J. Bigl
                                          Title: President and Chief
                                                 Executive Officer